Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. TRIMS ANNUAL LOSS BY 97% WITH STRONG IMPROVEMENT IN REVENUES AND GROSS MARGINS AND REPORTS QUARTERLY INCOME FROM CONTINUING OPEARTIONS.

Toronto, Canada - April 17, 2007: Med-Emerg International Inc. (OTCBB - MDER, MDERW), announced today that for the year-ended December 31, 2006 revenues were $17.7 million compared to $13.8 million for the year-ended December 31, 2005, an increase of 28% (all amounts are $US unless otherwise stated). For the twelve month period, gross margins improved from $3.5 million in 2005 to $4.9 million in 2006, an increase of 42%. Revenues and gross margins from continuing operations, for the three months ended December 31, 2006 increased 14% and 19%, respectively, compared to the same period in 2005. The increase in revenue reflects the increasing impact of the Company’s Pain Management business, as well as improved performance in its Infusion business.

The Company’s financial statement information is summarized below:

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
STATEMENT OF OPERATIONS

Revenue	4,509	3,955	17,717	13,785
Gross margin	1,265	1,059	4,942	3,492
Income (loss) from continuing operations	38	(41)	(27)	(969)
Income (loss) from discontinued operations	(333)	3	851	113
Net income (loss) attributable to common shareholders	(295)	(38)	824	(857)

Net income (loss) per common share
Continuing operations	0.00	(0.00)	0.00	(0.02)
Discontinued operations	(0.01)	0.00	0.01	0.00
Weighted average shares outstanding, basic	58,277,696	58,277,696	58,277,696	58,277,696

Balance Sheet Data:	December 31, 2006	December 31, 2005
Working Capital Surplus (deficit)	3,912	(57)
Total Assets	7,901	4,618
Long-term debt	453	600
Shareholders' equity - Canadian GAAP	1,424	81
Shareholders' equity - US GAAP	907	81

For the year-ended December 31, 2006, the Company reported a Loss from continuing operations of ($27K) compared to a loss of ($969K) for the year-ended December 31, 2005. For the three months ended December 31, 2006, Income from continuing operations increased from a loss of $41K in 2005 to income of $38K in 2006. The improved performance comes from the Infusion and Pain Management businesses. At the same time the Company was able to report income attributable to common shareholders for the year ended December 31, 2006 of $824K ($0.01 per share) compared to a loss in 2005 of ($857K) ($0.02 per share) in 2005.

Dr. R. Zacharias stated “2006 was a busy year. We successfully settled outstanding litigation regarding the Department of National Defence contract, increased revenues from continuing operations by 28% and, more specifically, in the Medical Services business, we increased revenues by 75%. The Medical Services business includes the Infusion and Pain Management businesses. Infusion revenues increased 50% and Pain Management revenues increased 104% as compared to 2005. The increase was the result of tremendous effort on the part of our team. During the fourth quarter the decision was taken to exit the Family Practice Clinic business. Consequently this business, which was previously recorded as part of the Medical Services business, was reclassified as Discontinued Operations, in the quarter. At this time, we continue to focus on the Medical Services business and the opportunities that it presents to us.”

MEII specializes in the coordination and delivery of health care services across Canada. These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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Certain oral and written statements of the management of the Company included in this press release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. These forward-looking statements include statements about the Company's marketing strategy, future sales growth, profitability, competitive position, and release of new products.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, changes in economic conditions generally and in our industry specifically, legislative or regulatory changes that affect us, the availability of working capital, changes in our operating strategy or development plans, our ability to attract and retain qualified personnel, and changes in our acquisition and capital expenditure plans, and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.The Company does not undertake to review or update these forward-looking statements.